Kronick Kalada Berdy & Co.
A Professional Corporation

Certified Public Accountants

Officers/Shareholders

William R. Lazor, CPA/PFS, CFE
Deborah A. Eastwood, CPA
Kevin R. Foley, CPA
William Fromel, CPA
Mario Ercolani, CPA
Anthony R. Caravaggio, CPA
Ronald H. Ulitchney, CPA
Louis E. Marcin, CPA
Jason C. Williams, CPA

Donald M. Kronick, CPA
Joseph J. Kalada, CPA
Paul Berdy, CPA

Consent of Independent Registered Public Accounting Firm

Saker Aviation Services, Inc.
New York, New York

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 29, 2019, relating to the consolidated financial statements of Saker Aviation Services, Inc. and Subsidiaries (the "Company") appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2018.

Kronick Kalada Berdy & Co.

Kingston, Pennsylvania
December 9, 2019

190 Lathrop Street, Kingston, PA 18704 Phone: 570-283-2727 Fax: 570-283-1670